Exhibit Q


                       SHAREHOLDER JOINDER AGREEMENT


         THIS SHAREHOLDER JOINDER AGREEMENT (this "Agreement") is made as of February 7, 2001 by and among TCW/CCI HOLDING II LLC ("TCW"),
TELEMATICA EDC, C.A. ("TELEMATICA"), NORBERTO PRIU ("Priu"),
RAQUEL EMILSE ODDONE de OSTRY, ("Ostry"), MORLEY CAPITAL MANAGEMENT III, LLC ("MCM III"), GLACIER LATIN-AMERICA LTD. ("Glacier") and CONVERGENCE COMMUNICATIONS, INC. (the "Company"). All of the foregoing parties are sometimes referred to collectively as the "Parties" and individually as a "Party," and all of the parties other than the Company are sometimes referred to as the "Shareholder Parties" and individually as a "Shareholder Party."

                              R E C I T A L S

         WHEREAS, pursuant to the terms of that certain Umbrella Stock Purchase Agreement among the Parties of even date herewith (the "Purchase Agreement"), the Shareholder Parties purchased shares of the Company's Series D Convertible Preferred Stock.

         WHEREAS, as a condition to the Shareholder Parties entering into the Purchase Agreement, they have agreed to certain restrictions on the manner in which they may dispose of their interests in the Company and have agreed to execute this Agreement to memorialize those agreements.

         WHEREAS, the Parties intend that this Agreement cover (i) the shares of Series D Convertible Preferred Stock of the Company held, legally or beneficially, by any Shareholder Party as of the date hereof and which was acquired by such Shareholder Party under the terms of the Purchase Agreement, which shares are as set out in Schedule 1 (the "Present Shares"), (ii) the shares of stock of the Company acquired by any Shareholder Party on the exercise of any warrant, option or other similar right, held legally or beneficially by any Shareholder Party granted under the terms of the Purchase Agreement, which warrant, option or other rights are as set out in Schedule 1 (the "Share Rights"), and (iii) any shares of stock of the Company that become outstanding by reason of their issuance under the terms of the Purchase Agreement and which may be acquired directly or indirectly from time to time by any other Shareholder Party (the "Further Shares"). The Present Shares, the Further Shares and the shares of stock acquired by any Shareholder Party from time to time on the exercise of any Share Rights are referred to herein in the aggregate as the "Company Shares", and the Company Shares, together with the Share Rights, are referred to in the aggregate as the "Company Equity".

         NOW, THEREFORE, the Parties agree as follows:

         1. Definitions. Capitalized terms used herein but not defined herein shall have the meaning given to them in the Schedule of Definitions to the Purchase Agreement, being Schedule 1 thereto.

         2. Restriction on Transfer Prior to Realized Valuation Event. No Shareholder Party may Transfer (as that term is defined in Section 4 below) the entirety or any part of his or its Company Equity, unless and until there has occurred a Realized Valuation Event, as defined in, and as applied to the same parties (or their permitted assigns) as set forth in, the CCI Shareholders' Agreement dated October 18, 1999 among the Company and other parties (the "CCI Shareholders' Agreement").

         3. Tag-Along Rights. Upon the happening of a Qualified Disposition, as defined in and as applied to the same parties as set forth in the CCI Shareholders Agreement, this Agreement shall terminate as contemplated in Section 12, and the Shareholder Parties shall have no further restrictions on the Transfer of their respective Company Equity. However, if there occurs a Qualified Public Offering, as defined in, and as applied to the same parties (or their permitted assigns) as set forth in the CCI Shareholders Agreement, the Parties shall have the following rights and obligations with respect to the Transfer of any of their Company Equity, for a period of three years following the Qualified Public Offering.

            (a) Notice. If a Shareholder Party ("Transferor") intends to Transfer any of his or its Company Shares ("Tag Shares") to any Person, the Transferor shall give each other Shareholder Party ("Optionee") notice of the Transferor's intent to so transfer, setting out in reasonable detail the terms and conditions of the proposed transaction.

            (b) Exercise. Any Optionee may elect to exercise its rights under this Section 3 by its written notice to the Transferor given not more than 15 Business Days after receipt of the notice given as required in
Section 3(a), setting out the number of its Company Shares that such Optionee desires to transfer pursuant to this Section 3. Thereupon, the Transferor shall be obligated to cause its intended transferee to acquire from the Optionee, and the Optionee shall be obligated to transfer to the intended transferee, on the same terms and conditions and at the same time as any of the Tag Shares are transferred (except that any Optionee may elect to transfer rights to acquire Company Shares on the exercise of warrants, provided that it does not receive any premium therefor) the lesser of (A) the number of Company Shares specified in the Optionee's notice, or (B) a number of Company Shares equal to the product of a fraction having as its numerator the number of Company Shares that the Optionee owns or has the right to acquire on the exercise of warrants and as its denominator the aggregate of Company Shares that the Transferor, and all Optionees having elected to exercise rights under this Section 3 owns or has the right to acquire on the exercise of warrants, multiplied by the number of Tag Shares.

            (c) Closing on Tag Transaction. Upon the closing of any transfer by an Optionee as contemplated in this Section 3, the Optionee shall deliver the instruments representing the same, duly endorsed so as to effect transfer thereof by delivery.

            (d) Excluded Transfers. A Shareholder Party may Transfer, free and clear of the provisions of this Section 3: (i) any Company Shares pursuant to an effective registration statement, provided such Company Shares are sold on a Recognized Exchange (as defined in the CCI Shareholders Agreement); and provided further that no negotiations have occurred between such Shareholder Party or its agents and any proposed buyer or their respective agents, including without limitation, an underwriter; (ii) such number of its Company Shares as is permitted to be disposed of by "affiliates" under Rule 144 of the U.S. Securities Laws, in each case, subject to the volume and other limitations set forth in Rule 144; or (iii) rights under warrants for the purchase of Company Shares.

         4. Provisions Generally Applicable to Transfers.

            (a) Applicability of Sections 2 and 3. The rights, obligations and restrictions set out in Sections 2 and 3:

                (i) apply to Company Equity (or, in the case of Section 3, to Company Shares) presently owned or hereafter acquired by a Shareholder Party, or by the successor of any Shareholder Party or a Related Party;

                (ii) apply (subject to the limitations of clauses (iii) and (iv) below) to any direct or indirect disposition, including, within that concept and without limitation, a sale, bequest, exchange, assignment or gift, the creation of any security interest or other encumbrance, a transfer in connection with a receivership, bankruptcy, insolvency, dissolution, liquidation, judicial determination of incompetency or similar proceeding, and any other disposition of any kind, whether voluntary or involuntary, and however accomplished (including, among other means, by way of merger, recapitalization, share exchange or other extraordinary corporate action), affecting title to or possession of any Company Equity ("Transfer");

                (iii) do not apply (A) to transfers to be made by a Shareholder Party or one or more successive transferees or successors under this Clause (A) or of direct or indirect equity interests in the Shareholder Party to a Control Affiliate, or (B) (1) in the case of a transfer by TCW or one or more successive transferees or successors under this Clause B(1) (or of direct or indirect equity interests in TCW or such successor, to an entity that has, directly or indirectly, as a general partner, any of TCW/Latin America Partners LLC or a Person that is Controlled by TCW/Latin America Partners LLC or an entity which Controls, is Controlled by or under Common Control with TCW/Latin America Partners LLC, (2) in the case of a transfer by Telematica to an entity that Controls, is Controlled by or is under common Control with Corporacion EDC, C.A. or C.A. La Electricidad de Caracas, or which succeeds to all or substantially all of the business and assets of Telematica, (3) in the case of a transfer by MCM III or a successor to MCM III, to an entity that has, as an investment advisor, White Capital Private Equity Management or an entity which Controls, is Controlled by or under Common Control with White Capital Private Equity Management (in any case, such Control having been evidenced to the reasonable satisfaction of the other Shareholder Parties),
(4) in the case of a transfer by Glacier or a successor to Glacier, to an entity that has, as an investment advisor, Fenway Capital, Ltd. or an entity, which Controls, is Controlled by or under Common Control with Fenway Capital, Ltd. (in any case, such Control having been evidenced to the reasonable satisfaction of the other Shareholder Parties), or (C) in the case of Priu and Ostry, to transfers of interests to a spouse, or to a relative within the first degree of consanguinity, or to trusts or similar estate planning vehicles for the benefit of either of them (any entity or person described in this clause (iii), a "Related Party").

            (b) Acknowledgment of Agreement Required. Prior to making any Transfer of Company Equity to a Related Party other than pursuant to the provisions of paragraph 3(d), the transferring Shareholder Party shall cause the transferee to execute, and deliver to each other Party, a copy of this Agreement so as to bind the transferee as a Shareholder Party for all purposes of this Agreement, and to assume all of the obligations and liabilities of the transferring Shareholder Party, from and after the date of the Transfer.

            (c) Certain Transfers Void. Any purported Transfer of Company Equity contrary to this Agreement shall be null and void and of no force or effect, and the Company shall not recognize the Transfer.

         5. Joint Sale Agreement. Upon the occurrence of any transaction described in Section 9 (dealing with "Joint Sale Agreements") of the CCI Shareholders Agreement, all of the Shareholder Parties shall be obligated to participate in that transaction, and each Shareholder Party shall, with respect to himself or itself, cause the same to occur, provided that the third party acquires all of the Company Equity of each Shareholder Party on the same terms and conditions as each of the other Shareholder Parties and each of the shareholder parties to the CCI Shareholders Agreement and at the same time. Without limiting the obligation of the Parties to consummate any such transaction, the Parties will consult reasonably with each other in connection with the timing of such transaction.

         6. Cooperation with an Underwriting. If the Board of Directors of the Company, acting in the manner provided for in Section 6(a) and clauses
(v) or (vi) of Section 6(b) of the CCI Shareholders Agreement, or the shareholder parties to the CCI Shareholders Agreement acting in the manner provided for in Section 9 of that agreement, determine to proceed with a given transaction, all the Shareholder Parties shall cooperate as necessary or appropriate to cause such transaction to be effective, including, without limitation, cooperating with the requirements of the lead underwriter in any connection with any Qualified Public Offering.

         7. Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the Parties and their respective successors or heirs and personal representatives and permitted assigns (including a Related Party (or Related Parties) which has obtained Company Equity pursuant to this Agreement, it being understood and agreed that if more than one Related Party owns directly or indirectly Company Equity, such rights shall be exercised jointly by such Related Parties. The Parties express their intention that this Agreement is entered into for the benefit of the Parties hereto (or their respective successors or permitted assigns), and that no other person shall be or be deemed to be a third-party beneficiary of any Party's rights under this Agreement.

         8. Relationship to Agreement. This Agreement supersedes all prior arrangements or understandings with respect to the subject matter hereof. Notwithstanding the generality of the foregoing, the Parties that are also parties to the CCI Shareholders Agreement agree that, by entering into this Agreement, they do not intend to modify, diminish or affect the provisions of the CCI Shareholders Agreement, including, without limitation, Sections 4(b) or 6 thereof. The entering into of this Agreement is one of a series of transactions contemplated to occur under the Purchase Agreement.

         9. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person, by telecopy or recognized international courier, addressed or telecopied to such party at the address or telecopier number set forth in the Purchase Agreement, or such other address or telecopier number as may hereafter be designated in writing by the addressee in a notice complying as to delivery with the terms of this Section 9.

         All such notices, requests, consents and communications shall be deemed to have been given (a) in the case of personal or courier delivery, on the date of actual delivery, or (b) in the case of telex or telecopier transmission, on the date on which the sender receives machine confirmation of such transmission.

         10. Changes. The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, except pursuant to express written agreement executed by all the Parties.

         11. Confidentiality. Each Party will hold in confidence and not disclose, and cause its Affiliates, employees and agents to hold in confidence and not disclose or use to the detriment of the disclosing party, all of the Confidential Information of each other Shareholder Party or the Company or any Subsidiary or any affiliate of the other, and refrain from using any such information except in furtherance of the business of the Company and its Subsidiaries. As used herein, "Confidential Information" means any information concerning the business and affairs of any Shareholder Party or their Affiliates or of the Company or its Subsidiaries that is not already known by or generally available to the public. If any Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Party will notify the others promptly of the request or requirement so that the others may seek an appropriate protective order or waive compliance with the provisions of this Section.

         12. Term. This Agreement is effective from and after the Closing, and shall continue in effect until the termination of the CCI Shareholders Agreement. If this Agreement terminates as a result of a Qualified Public Offering, however, this Agreement shall otherwise continue in effect until the third anniversary of the Qualified Public Offering. Notwithstanding any termination pursuant to this Section 12, the provisions of Section 11 shall continue for a period of two years following such termination.

         13. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         14. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

         15. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability. Such prohibition or unenforceability in any one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         16. Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than the State of New York except to the extent this Agreement would require the mandatory application of the corporate law of the State of Nevada. All disputes arising under or relating to this Agreement shall first be subject to conciliation in accordance with the Rules of Conciliation of the International Chamber of Commerce and, failing conciliation, be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with said Rules. The place of arbitration shall be New York, New York. The language of the arbitration shall be English. In the event any dispute under the Purchase Agreement relates in any way to the validity, performance or interpretation of this Agreement and an arbitral tribunal is constituted pursuant to Section 11(n) of the Purchase Agreement, all parties to any dispute hereunder agree (i) to be joined to the procedures initiated pursuant to Section 11(n) of the Purchase Agreement; (ii) to have any proceedings initiated hereunder consolidated with proceedings initiated pursuant to Section 11(n) of the Purchase Agreement and (iii) to be bound by any ruling of the arbitral tribunal constituted pursuant to Section 11(n) of the Purchase Agreement or any interim or final award thereof. Submission of disputes to arbitration pursuant to the Rules of Arbitration of the International Chamber of Commerce, in consolidation with any disputes submitted to arbitration pursuant to Section 11(n) of the Purchase Agreement as provided above, shall be the sole method of resolving disputes between the Parties hereto. Judgment upon an arbitration award may be entered in any court having jurisdiction.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                       CONVERGENCE COMMUNICATIONS, INC.


                                       By: /s/ Troy D'Ambrosio
                                           ----------------------------------
                                       Its: Sr. Vice President


                                       TCW/CCI HOLDING II LLC


                                       By: /s/ Carlos Christensen
                                           ----------------------------------
                                       Its: Authorized Person


                                       TELEMATICA EDC, C.A.


                                       By: /s/ Norberto Corredor
                                           ----------------------------------
                                       Its: Authorized Person


                                       MORLEY CAPITAL MANAGEMENT III, L.L.C.


                                       By: /s/ Steven M. White
                                           ----------------------------------
                                       Its: President


                                       /s/ Mario Orts, Attorney in Fact
                                       --------------------------------------
                                       NORBERTO PRIU


                                       /s/ Mario Orts, Attorney in Fact
                                       --------------------------------------
                                       RAQUEL EMILSE ODDONE de OSTRY


                                       GLACIER LATIN-AMERICA LTD.

                                       By: /s/ David Leibman
                                          -----------------------------------
                                       Its: Assistant Treasurer





Convergence Communications, Inc.                                                                  Shareholder Joinder Agreement
                                                                                                                     Schedule 1



                                                                                            Share Rights
                                                                        ------------------------------------------------
                                                                           Maximum           Maximum          Maximum
                                                                          Number of         Number of        Number of
                                                                          Series D           Common           Common
                                                                          Shares in         Shares in        Shares in
                                                          Present         Financing          Performance        IRR
                                                           Shares         Warrants(1)       Warrants(1)      Warrants(1)
                                                        -------------   --------------     ------------     ------------

TCW/CCI Holding II LLC                                     1,075,268        1,075,268          161,290          161,290
Telematica EDC, C.A.                             2         1,075,268        1,075,268          161,290          161,290
Norberto Priu                                                182,795          182,795           27,419           27,419
Raquel Emilse Oddone de Ostry                                139,784          139,784           20,967           20,967
Glacier Latin-America Ltd.                                    86,021           86,021           12,903           12,903
Morely Capital Management III, LLC                            84,500           84,500           12,675           12,675
Morely Capital Management III, LLC (Option)      2           453,134          453,134           67,970           67,970
                                                        -------------   --------------     ------------     ------------

Total Potential Shares in Joinder Agreement                3,096,770        3,096,770          464,514          464,514
                                                        =============   ==============     ============     ============


Notes:       1 = Actual number of warrants awarded will be determined in accordance with paragraph 2 of each warrant agreement.
             2 = Assumes full payment of proceeds in accordance with paragraph 2(d) of the Umbrella Stock Purchase Agreement.
